UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - JANUARY 30, 2008

KINGSTON MINES LTD.
(Exact name of Registrant as specified in its charter)

NEVADA	000-52781	98-0471111
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

 888 3rd Street SW
Suite 1000
Calgary, AB T2P 5C5
(Address of principal executive offices)

(403) 716-1910
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01  Entry into a Material Definitive Agreement.

On January 30, 2008, Lou Hilford, a former officer and director of Kingston Mines Ltd. (the “Company”) entered into a Share Cancellation Agreement with the Company, pursuant to which Mr. Hilford tendered to the Company for cancellation 3,000,000 shares of Company common stock owned of record by Mr. Hilford. In consideration for such tender and cancellation, the Company and Mr. Hilford have executed mutual general releases of any and all claims against one another. The Company has 6,761,950 issued and outstanding shares of Common Stock as of the date of this Report after giving effect to such cancellation.

Item 5.01: Changes in Control of Registrant.

On February 6, 2008, Thomas Mills, the controlling shareholder of the Company, entered into a Securities Purchase and Sale Agreement (the “Securities Purchase and Sale Agreement”) with Rudana Investment Group AG, a corporation formed under the laws of Switzerland. Pursuant to the Securities Purchase and Sale Agreement, Mr. Mills agreed to sell 5,000,000 shares of the Company’s common stock to Rudana Investment Group AG. Upon the closing of the Securities Purchase and Sale Agreement on February 6, 2008 (the “Closing”), a change in control of the Company occurred. Pursuant to the Securities Purchase and Sale Agreement, Rudana Investment Group AG has acquired 5,000,000 shares of the Company’s common stock from Mr. Mills. Rudana Investment Group AG paid $130,000.00 to acquire such shares. Funds for the acquisition were from the working capital of Rudana Investment Group AG. The Company is not a party to the Securities Purchase and Sale Agreement. Rudana Investment Group AG now owns 73.9% of the Company’s 6,761,950 issued and outstanding shares. Mr. Mills did not retain any ownership of shares and is no longer a shareholder of the Company. Mr. Mills remains the sole officer and director of the Company.

Item 5.03: Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 8, 2008, the Board voted to amend the Company’s By-Laws to include the following Article, which pursuant to the authorization granted to the Board of Directors to amend the By-Laws, is effective as of February 8, 2008:

XV Inapplicability of Certain Provisions of the Nevada Revised Statutes

The provisions of Sections 78.378 to 78.3793 of the Nevada Revised Statutes shall not apply to this Company, and are inapplicable to any acquisition of the securities hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KINGSTON MINES LTD.

By:	/s/ Thomas Mills
Name: Thomas Mills Title: President and Chief Executive Officer

Date:  February 11, 2008